Exhibit 99.1

Contact:
Stacy Ybarra
(425) 709-8127
stacy.ybarra@Blucora.com

INFOSPACE SIGNS SEARCH DISTRIBUTION AGREEMENT WITH BING

BELLEVUE, Wash., July 30, 2015 – Infospace, a subsidiary of Blucora, Inc. (NASDAQ: BCOR), today announced it has signed a deal to distribute Bing search results and advertising content through the Infospace network of Web search properties and partner websites on desktop and mobile. The three-year search and advertising agreement forms a partnership through July 31, 2018.

“We are thrilled to partner with Bing,” said Peter Mansour, president of Infospace. “Securing a direct deal with Bing diversifies our search engine partner network, helps mitigate risks from search provider concentration and gives us business direction flexibility. This agreement represents our ongoing commitment to evolve our offering to help partners maximize their revenue and build stronger brands.”

“We’re pleased to announce this agreement with Infospace to extend search powered by Bing across the company’s robust network of search properties and partner websites,” said Rik van der Kooi, corporate vice president, Microsoft Advertising. “This agreement will expand the reach of Bing to a greater number of users as we continue to bring Bing’s knowledge to more people.”

Additional details of the agreement between Infospace and Bing will be filed in a Form 8-K with the Securities and Exchange Commission.

About Bing
Bing is the search engine from Microsoft. It was introduced in 2009 with a mission to empower people with knowledge — to answer any question and provide useful tools to help you best accomplish your goals, from the everyday to the extraordinary. Bing continues on that mission today by moving beyond the search box to power intelligent experiences across a range of devices and services from Microsoft and third parties.

About Infospace®
Infospace, a subsidiary of Blucora, Inc. (NASDAQ: BCOR), is a leading provider of white label search and monetization solutions that serves a network of more than 100 web publishers globally, offering core search solutions as a proven means to monetize audience via a search-based advertising revenue stream. The Company also operates our own branded search sites, including our flagship metasearch engine, Dogpile®.
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Source: Blucora, Inc.